Exhibit 99.1

ZEO ScientifiX Strengthens Leadership Team With The Appointment of Dr. Peter

Everts as Chief Scientific and Technology Officer

FORT LAUDERDALE – February 18, 2025 - ZEO ScientifiX, Inc. (“ZEO” or the “Company”) (OTCQB: ZEOX), a clinical-stage biopharmaceutical company focused on the research and development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine and the development and sales of biologic products used in topical aesthetic applications, today announced that it has appointed Peter A. M. Everts, Ph.D., as the Company’s Chief Scientific and Technology Officer.

Dr. Everts has built a distinguished career of over 35 years as a clinician, researcher, and executive, with specialized expertise in medical devices and biological therapies used in orthobiology-msk, spine, chronic wound care, cardiac surgery, reconstructive surgery, facial aesthetics, hair regrowth, and other regenerative medicine applications.

Prior to joining ZEO, Dr. Everts served as Chief Scientific Officer at EmCyte Corporation and Educational Program Director at Gulf Coast Biologics, where he led research and development efforts focused on autologous biological protocols to improve patient outcomes in musculoskeletal and spine disorders. In 2010, Dr. Everts co-founded the Da Vinci Clinic in the Netherlands, where he served as Chairman of the Board of Directors, specializing in hyperbaric medicine and advanced biological therapies for complex chronic wound care. He also held senior leadership roles at Avance Medical (Switzerland), directing regenerative medicine and cell therapies for European and Middle East markets. His international collaborations with universities and research centers have contributed to significant advancements in the field.

Dr. Everts earned his Ph.D. in Medicine from the University of Utrecht, the Netherlands, and currently holds an Adjunct Professorship at the University of Queensland, Brisbane (Australia) and an International Professorship at Max Planck University, Indaiatuba (Brazil).

Dr Everts commented, “the opportunity to join the ZEO team is both exciting and rewarding as ZEO is committed to advancements in innovative biological therapeutics for regenerative medicine, based on safety and evidence-based data.”

“We are excited to welcome Dr. Everts to the ZEO ScientifiX™ leadership team,” said Ian Bothwell, Interim CEO and CFO of ZEO. “His vast experience and leadership will be instrumental as we continue to develop innovative biologic therapeutic products and seek to advance our clinical trial portfolio.”

In addition, Mr. Bothwell added, “this strategic addition to ZEO’s executive team underscores the Company’s commitment to accelerating innovation, enhancing patient outcomes, and expanding the commercial potential of regenerative therapies. As investors seek to capitalize on the exponential growth of the biologic medicine industry, we believe that Dr. Everts’ leadership will play a pivotal role in guiding the Company’s scientific advancements and reinforcing its market position”.

About ZEO ScientifiX, Inc.

ZEO ScientifiX is a clinical-stage biopharmaceutical company primarily focused on developing innovative biological therapeutics for regenerative medicine and the treatment of degenerative diseases. We are driven by a commitment to advance the frontiers of regenerative medicine and biologic therapeutics, delivering meaningful solutions for patients and providers worldwide. Our proprietary products, including (a) Zofin™, which are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and (b) Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood. During November 2024, the Company announced that it was launching the first planned collaborative product with Exotropin; “ZEO HAIR GROW™ Powered By Exotropin™”, a proprietary topical physician formulated hair regrow system. The Company’s proprietary products are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Company will be successful in its research initiatives. In addition, no assurances can be given that our research initiatives will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Contact Information

ZEO Investor Relations

Jacqueline Domenech
1-888-963-7881
IR@zeoscientifix.com